AGENCY AGREEMENT

This Agreement is made on the 28th day of February, 2001 between NewState Third Mortgage SPC (hereinafter referred to as the “Principal”) and H&CB (hereinafter referred to as the “Agent”) for the purpose of entrusting certain business operations of the Principal to the Agent in accordance with Article 23 of the Asset Liquidation Law (the “Law”).

Article 1:  Definitions

The following terms when used in this Agreement shall have the following respective meanings:

"Escrow Account" shall mean the Principal's account opened with the Agent pursuant to Article 11(1) of this Agreement or its replacement account.

"Collateral" shall mean the houses in which NewState Capital Co., Ltd. has established security interests as collateral for the liquidation assets.

“Liquidation Plan” shall mean the asset liquidation plan which the Principal filed with the Financial Supervision Commission.

“Liquidation Asset” shall mean all rights for payment including principal and interest on loans, late charges, commissions and other ancillary rights held by NewState Capital Co., Ltd. which will be transferred to the Principal pursuant to asset transfer agreement.

"Asset Liquidation Settlement Date" shall mean January 31, 2001.

“Asset Backed Securities or ABS” shall mean the priority bonds and the non-priority bonds to be issued by the Principal according to the Liquidation Plan.

“ABS Quarter” shall mean each period of three (3) months counting from the date of the issuance of ABS. ABS Quarter, other than the initial ABS Quarter, shall commence on the last day of the immediate previous ABS Quarter.

"Reserve Account" shall mean the reserved account of the Principal opened with the Agent pursuant to Article 12 (1) of this Agreement or its replacement account.

"Asset Management Business" shall mean the business entrusted to the Asset Manager in accordance with Article 2 of the Asset Management Agreement.

"Asset Management Agreement" shall mean the agreement made between the Principal and NewState Capital Co., Ltd. on February 28, 2001 for the purpose of management, operation and disposition of Liquidation Asset in connection with the asset liquidation in accordance with the Liquidation Plan.

"Asset Manager" shall mean NewState Capital Co., Ltd.

"Asset Transfer Agreement" shall mean the agreement for transfer of assets made between the Principal and NewState Capital Co., Ltd. on February 28, 2001 in connection with the Asset Liquidation in accordance with the Asset Liquidation Plan.

“Debtor” shall mean the principal debtor, guarantor and others who are liable to perform the obligations on the liquidated assets.

“Installment Housing Financing Agreement” shall mean the agreement applicable to the underlying liquidation assets including the financing agreement made between the transferor and the debtor on the liquidated asset and the standard financing transaction regulations of the transferor.

Article 2:  Entrusted Business

The Principal entrusts to the Agent all the Principal’s businesses except for those which require the resolution of the meeting of the members of the Principal, or which are under the exclusive jurisdiction of the Principal’s director, or which have been entrusted to the Asset Manager pursuant to the Asset Management Agreement.

Article 3:  Notice and Publication

(1)  When necessary, the Agent shall give notices to the members of the Principal in accordance with the Principal's Articles of Incorporation.

(2)  The same applies to publications under this Agreement.

Article 4:  Roster of Members

(1)  The Agent shall maintain the roster (the "Roster") of the members of the Principal containing the addresses and numbers of investment units.

(2)   The Agent shall be responsible for receiving requests for transfer of title and entering the same into the Roster..

(3)   The Agent shall be responsible for receiving from the Principal’s members or their representatives reports on the name, address, specimen seal and changes thereto and maintaining the same.

Article 5:  Meeting of the Members

(1)  For the meeting of the Principal's members, the Agent shall give notice to the Principal's members or their designees containing the agenda, date, time and the place of the meeting.

(2)   The Agent shall receive and organize documentary resolutions of the members and deliver same to the Principal.

(3)   The Agent shall prepare the minutes of the meetings of the members, obtain the signatures of the chairman and director, maintain same and give copies of same to the members, when requested.

Article 6:   Registration In Accordance With Asset Liquidation Law

(1)   The Agent shall be responsible for the registration in the event the Principal is required to do so under the Law. Provided, however, that the registration of the Liquidation Plan shall be the responsibility of LG Investment and Securities Co., Ltd. which is the underwriter of the Principal's ABS.

(2)   In the event the Principal is required to be examined or to submit documents under the Law, the Agent shall do acts necessary for the benefit of the Principal.

(3)   The Agent shall keep and maintain copies of all agreements, registrations and other proofs and, when requested, offer same for the inspection of Financial Supervision Commission or ABS investors.

Article 7:   Financial Statements, etc.

The Agent shall have the Asset Manager prepare, submit, keep and maintain all financial statements and records in accordance with the Asset Management Agreement.

Article 8:   Business Report, Tax Return, etc.

(1)   On behalf of the Principal, the Agent shall prepare and submit business reports, bi-annual reports and other documents as required by the securities laws.

(2)   On behalf of the Principal, the Agent shall submit necessary documents to the tax offices or other governmental departments.

Article 9:   Management and Disposition of the Liquidation Asset

(1)   Upon receipt of notice of occurrence of causes for redemption in accordance with Article 7(1) of the Asset Transfer Agreement, the Agent shall promptly notify the credit examination agency and, within five (5) business days of receipt of such a notice, demand redemption of Liquidation Asset pursuant to the provisions of the Asset Transfer Agreement.

(2)   In the event the Agent plans to dispose of the remaining ABS after the redemption of the priority ABS is completed pursuant to Article 13 of the Asset Transfer Agreement, the Agent shall hire an appraisal firm (including an accounting firm) at the Principal’s expense for the purpose of determining its market value. Provided, however, in the event the entire non-priority ABS is owned by NewState Capital Co., Ltd., hiring an appraisal firm may be waived.

(3)   The Agent shall regularly examine and maintain the computerized data on collection status of Liquidation Asset when they are received from the Asset Manager in accordance with Article 7(5) of the Asset Management Agreement.

(4)   The Agent shall, on behalf of the Principal, promptly notify the following to the Debtor in the event it performs substitute asset management business or a substitute asset manager is appointed in accordance with Article 7(5) of the Asset Management Agreement as a result of the rescission of the Asset Management Agreement:

        1.  That the Asset Management Agreement between the Principal and the Asset Manager has been rescinded and, therefore, the Asset Manager no longer has the authority to receive payments;

        2.  The Agent or the substitute asset manager will be responsible for the return and management of the Liquidation Asset in the future replacing the Asset Manager; and

        3.   The Debtor should make the payments for principal and interest directly to the Receipt Management Account from now on.

(5)   In the event the Asset Management Agreement is rescinded and the Agent takes over the substitute asset management business or a substitute asset manager is appointed in accordance with Article 10 of this Agreement, the Agent shall promptly notify LG Investment and Securities Co., Ltd. and the credit examination agency and take other measures as required by the Law.

(6)   When the Agent deems it necessary for management of the Liquidation Asset, it shall have the right to demand NewState Capital Co., Ltd. to record transfer of mortgage on the Collateral to the Principal.

(7)   The Agent shall deliver to the Principal any notices it may receive in connection with the ABS.

Article 10:   Substitute Asset Management

(1)   In the event of the occurrence of any causes set forth in Article 14(1) of the Asset Management Agreement, the Agent may (I) rescind the Asset Management Agreement and (ii) become the substitute asset manager, or appoint a third party a reserve substitute asset manager.

(2)   In the event the Agent rescinds the Asset Management Agreement for the benefit of the Principal, the Agent shall directly perform the substitute asset management business or appoint a substitute asset manager within 60 days of the rescission of the Asset Management Agreement. The Agent is obligated to do the asset management until a substitute asset manager is appointed.

(3)   Even when the Agent appoints itself or a third party a reserve substitute asset manager, it may still rescind the Asset Management Agreement if the causes set forth in Article 14 (1) are not cured. In such an event, the reserve substitute asset manager shall become the substitute asset manager.

(4)   In the event the Agent becomes the reserve substitute asset manager or the substitute asset manager pursuant to Article 10 (1) or (3) above, the Agent still shall have the right to appoint a third party as the reserve substitute asset manager or the substitute asset manager within the limits of continuity of the asset management business. In the event the third party becomes incapable of performing the business as the reserve substitute asset manager or the substitute asset manager, the Agent shall succeed the position of the reserve substitute asset manager or the substitute asset manager.

(5)   The Agent shall staff sufficient number of personnel and secure an appropriate office space for the asset management business (including substitute asset management business) as set forth in Article 10(1) through (4) above.

(6)   In the event the Agent performs the business pursuant to Article 10(1) and (2) above or a new reserve substitute asset manager or a substitute asset manager is appointed, the costs for necessary computerization or other preparatory work shall be borne by the Principal.

(7)   The service fee for the substitute asset management shall be 0.25% of the outstanding balance of the ABS as of the first day of each ABS Quarter. Provided, however, in the event the outstanding balance of the priority ABS is less than a half of the total outstanding balance of the priority ABS, the service fee shall be 0.375%, which may be modified by consultation between the Principal and the Agent or a third party substitute asset manager.

Article 11:  Escrow Account

(1)   The Principal agrees to open an escrow account with the Agent for the purpose of managing payments for ABS and monies collected by Asset Manager.

(2)   On the last day of each ABS Quarter, the Agent shall make the following payments out of the escrow account on behalf of the Principal. However, payments for fees for issuance of ABS (including legal fees, accounting fees, credit examination fees and underwriting fees) shall be made the next day following the issuance of ABS. In the event the following become due during the next ABS Quarter (except the last day of ABS Quarter), the payments shall be made out of the escrow account when they are due:

        1.   Corporate tax and other taxes of the Principal in accordance with Article 22 of the Law.

        2.  Service fee to the Asset Manager and other expenses

        3.  Service fee to the Agent and other expenses

        4.  The following ancillary expenses:

             a.   Fees to the credit examination agency

             b.   Fees and expenses to the accounting auditor

             c.   Legal fees and expenses not to exceed 20,000,000 Won per year

        5.  Interest on the priority ABS

        6.  Principal of the priority ABS

        7.  Other payments on the priority ABS including default interest and late charge

        8.  Interest on loans made pursuant to Article 14 of this Agreement

        9.  Principal of loans made pursuant to Article 14 of this Agreement

        10.  Other ancillary expenses of the Principal

        11.   Principal and interest on the non-priority ABS

        12.   All other payments to the non-priority ABS including default interest and late charge

(3)   Other than the above, the Agent shall not withdraw funds from the escrow account unless authorized by the Principal.

(4)  The Principal shall not transfer or pledge the escrow account.

Article 13:  Reserve Account

(1)   The Principal agrees to open a reserve account with the Agent and to deposit the sum of Three Hundred Million Won pursuant to Article 9 of the Asset Transfer Agreement.

(2)   In the event the balance of the Escrow Account as of the next business day of the issuance of ABS and as of the end of each ABS Quarter is not sufficient to pay the expenses for issuance of ABS as set forth in Article 11 (2) and the principal and interest of the priority ABS, the Agent shall apply the money deposited in the reserve account to such payments.

(3)   Upon the entire priority ABS is paid off, the Agent shall pay over the balance of the reserve account to NewState Capital Co., Ltd. when requested by it.

Article 13:   Investment of Surplus Funds

(1)  In the event the balance of the escrow account exceeds 105% ("Minimum Deposit Amount”) of the total expenses set forth in Article 11 (2) 1 through 5, 7, 8, 10 and 11, which are due at the end of each ABS Quarter, the Agent may invest the funds in the following manner:

        1.   Deposits with financial institutions with credit rate of AAA or over (including purchase of transferable CD)

        2.   Government or municipal bond with credit rate of AAA or over

        3.   Bond with credit rate of AAA or over issued by government invested organizations in accordance with Government Invested Organizations Management Law

        4.   Corporate bond with credit rate of AAA or over or CP with credit rate of A1 or over

(2)   Notwithstanding Article 13(1) above, in the event the principal and interest on the priority ABS have been fully paid off, the Agent may invest the surplus funds in products issued by financial institutions with credit rate of at least the highest credit rate of non-priority ABS.

(3)   In the event the total surplus funds exceed One Billion Won as of 20 days prior to the close of an ABS Quarter, the Agent may prepay the principal of the priority ABS at the end of the ABS Quarter in units of One Billion Won or the amount of the principal if it is less than One Billion Won. In such an event, the Agent shall forthwith notify the Securities Depository Commission of the amount of principal and interest so prepaid and publish same in Naewoe Economy Newspaper.

(4)   The prepayment as set forth in Article 13 (3) above shall be made in a fair manner among the ABS holders. The Agent shall be considered to have acted fairly if it has made the prepayment in compliance with the requirements in Article 12 (3).

(5)   After the prepayment of the priority ABS, the Agent may prepay the non-priority ABS pursuant to its terms and conditions. In such an event, the Agent shall have the right to demand the Asset Manager to dispose of the all the remaining Liquidation Asset in accordance with Article 13 of the Asset Transfer Agreement.

(6)   The investments enumerated in Article 13 (1) above (“Qualified Investments”) shall mature prior to the priority ABS and the Agent shall determine the maturity of the Qualified Investments so that the funds necessary for payments set forth in Article 11 (2) may be secured on the previous business day of the payment date.

(7)   In the event the credit rate of the products enumerated in Article 13 (1) above is downgraded, the Agent, after consultation with the Asset Manager, shall dispose of the product within 15 days and invest the funds in other Qualified Investments.

(8)  The Agent shall not invest in the same product in excess of the following ratio:

        1.   (1) 1 and 2: 100% of the total of surplus funds and investment amount (purchase price of the Qualified Investments)

        2.   (1) 3: 80% of the above

       3.   (1) 4: 30% of the above

(9)  Notwithstanding Article 13 (8) above, the Agent may not invest more than 20% of the total of surplus funds and investment amount in (1) 4 Qualified Investments issued by one person or its subsidiaries (as defined in the Regulation of Monopoly and Fair Transaction Law).

(10)   The Agent shall dispose of the Qualified Investments if the funds necessary to pay as set forth in Article 11 (2) are not secured on or prior to the previous business day of the payment date.

(11)   The Agent shall immediately deposit the principal or interest on the Qualified Investments into the Receipt Management Account.

(12)   The investments herein shall be made by the Agent on behalf of the Principal and under the name of the Principal. The Agent shall maintain books and records relevant to the investments and provide the Principal and the Asset Manager with information on the investment of surplus funds and Qualified Investments each month.

Article 14:   Borrowing Funds

In the event the Receipt Management Account is not sufficient to make the payments for Article 11 (2) 1 through 11, The Principal, in consultation with the Agent, may borrow funds from the Agent or other institutions.

Article 15:   Reports

(1)   Within ten (10) business days after the close of the first ABS Quarter and each succeeding ABS Quarter, the Agent shall submit to the Principal and the Asset Manager reports, in the agreed upon forms, on the investment of surplus funds, the funding plan for the next ABS Quarter, other businesses entrusted to the Agent and other data and information reasonably requested by the Principal and Asset Manager.

(2)   The Agent shall submit data reasonably requested by the credit examination agency in a timely manner.

Article 16:   Liquidation

The Agent shall fully cooperate with the Principal in Principal’s liquidation including distribution of remaining property.

Article 17:   Agent's Representations and Warranties

The Agent represents and warrants that:

        1. The Agent is duly organized and existing under the laws of the Republic of Korea and has all the power and authority to perform this Agreement in accordance with its provisions and for the benefit of the Principal.

        2. The Agent has completed all the internal procedures and obtained all the governmental approvals and permits necessary for entering into and performing all the obligations under this Agreement.

Article 18:   Fiduciary Duty of the Agent

(1)   The Agent shall exercise a fiduciary duty in performing all the businesses entrusted under this Agreement.

(2)   The Agent shall exercise the power and authority entrusted by the Asset Transfer Agreement and the Asset Management Agreement with the fiduciary duty.

Article 19:   Damages

(1)   The Agent covenants and agrees to perform all the terms of this Agreement in good faith and care and to compensate all the damages that the Principal may incur as a result of the Agent’s failure to do so.

(2)   The aforesaid compensation of damages shall not limit the Principal’s rights under Article 21 hereof.

Article 20:   Resignation of the Agent

The Agent may not resign without the Principal's consent.

Article 21:   Rescission of Agreement

(1)   The Principal may rescind this Agreement in the event:

        1.  The Agent fails to perform its obligations under this Agreement and fails to cure within 30 days after receipt of notice from the Principal or the Asset Manager;

        2.  Agent is subjected to dissolution, reorganization, composition or bankruptcy proceedings; a court order or judgment for dissolution against the Agent is entered; or the Agent is subjected to suspension of business or other similar administrative decisions:

        3.   Any of the Agent's representations and warranties contained in Article 17 hereof is found to be false; or

        4.  The Principal, in its reasonable judgment, decides that the purpose of this Agreement cannot be fulfilled due to pertinent laws, rules and regulations.

(2)   In the event of rescission of this Agreement, the Agent shall turn over the entrusted businesses to a third party in compliance with the Principal’s instructions through which time the Agent shall continue to perform all its obligations in good faith and care.

Article 22:   Expenses and Fees

(1)   Notwithstanding the limitations contained in Article 11 (2), the Agent may from time to time withdraw reasonable amount of all the expenses (except the Agent’s ordinary business expenses) from the Receipt Management Account and make necessary payments.

(2)   The Principal agrees to pay the Agent as compensation the amount equal to the outstanding balance of ABS as of the first day of each ABS Quarter multiplied by 0.05%. However, in the event the outstanding balance of the priority ABS as of the first day of the ABS Quarter is less that a half of the total outstanding balance of the initial priority ABS, the compensation herein shall be the amount equal to the outstanding balance of ABS multiplied by 0.0625%.

(3)   I the event the Agent resigns or is dismissed, the compensation shall be adjusted as of the date the resignation or dismissal takes effect.

Article 23:   Conditions Precedent

This Agreement is contingent upon the following:

         1.   The Liquidation Plan including the Asset Transfer Agreement and this Agreement shall be registered with the Financial Supervision Commission;

        2.  NewState Capital Co., Ltd. shall register with the Financial Supervision Commission the transfer of the Liquidation Asset made in accordance with the Liquidation Plan;

        3.  Agent shall submit proof of power and authority to make and perform this Agreement including certified copies of resolution of the board of directors, articles of incorporation, corporate register, specimen signature of the representative director and other documents reasonably requested by the Principal;

         4.   All the necessary governmental approvals or permits shall be obtained and other necessary procedures shall be completed; and

        5.  The Agent shall submit to the Principal all other documents reasonably requested by the Principal.

Article 24:   Duration

Unless otherwise provided, this Agreement shall be valid until the principal and interest on the ABS are fully paid off.

Article 25:   Successors and Assigns

This Agreement shall apply to the successors, assigns, heirs and representatives of the parties.

Article 26:  Notice

The notice under this Agreement shall be sent to the following addresses by postage pre-paid, registered mail or facsimile. Provided, however, that notice by facsimile shall be effective only when the receipt thereof is acknowledged by the recipient.

Notice to the Agent:

H&CB
36-3 Yoido-Dong Youngdeungpo-Gu
Seoul
Attn:   ABS Team
Fax:   02-769-8997

Notice to the Principal:

NewState Third Mortgage SPC
36-3 Yoido-Dong Youngdeungpo-Gu
Seoul
Attn:  H&CB ABS Team
Fax:   02-769-8997

Article 27:   Jurisdiction

This Agreement shall be construed in accordance with the laws of the Republic of Korea and all the legal proceedings shall be subject to the jurisdiction of Seoul District Court.

Principal:   NewState Third Mortgage SPC
36-3 Yoido-Dong Youngdeungpo-Gu
Seoul
By: Kyung Won Yoon, Director (Seal)

Agent:   H&CB
36-3 Yoido-Dong Youngdeungpo-Gu
Seoul
By:   Jung Tae Kim, Representative Director (Seal)